Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports Fourth Quarter and Full Year 2014 Results

– Gross Advanced Group Bookings for All Future Periods Increased 12.7 Percent Over Fourth Quarter 2013 –

– Reports Highest Gross Advanced Group Bookings Quarter Since 2005 –

– Reports Full Year 2014 Net Income of $126.5 Million –

– Reports Record Full Year Consolidated Adjusted EBITDA Increase of 17.2 Percent to $291.1 Million –

– Declares First Quarter 2015 Dividend of $0.65 Per Share, an Increase of 18.2 Percent Over Prior-Quarter Dividend –

– Issues 2015 Guidance –

NASHVILLE, Tenn. (Feb. 26, 2015) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today announced its financial results for the fourth quarter and full year ended December 31, 2014.

Colin Reed, chairman, chief executive officer and president of Ryman Hospitality Properties, said, “Both our Hospitality and Entertainment (Opry and Attractions) segments exceeded our expectations for the fourth quarter of 2014, with the Hospitality segment reporting a record fourth quarter in terms of revenue, Adjusted EBITDA and Adjusted EBITDA margin. This robust fourth quarter performance capped off a record year for revenue and profitability and ultimately led the Company to exceed the top end of our 2014 updated guidance range. For the first time in the history of our business, we have achieved annual total revenue in excess of $1 billion and Adjusted EBITDA of over $291 million, which is a testament to the overall strength of our Company and the quality of our assets.

“On the bookings front, we entered the fourth quarter of 2014 with healthy lead volume, which ultimately converted into impressive advanced group bookings of approximately 870,000 gross room nights for all future years. Notably, December 2014 was the best sales production month in the history of the Company, closing out our best fourth quarter sales production since 2005. Overall, the brand booked approximately 2.3 million gross room nights for all future periods in 2014, making it the best production year since 2007.”

The Company’s results include the following:

	Three Months Ended		Twelve Months Ended
($ in thousands, except per share, RevPAR and Total RevPAR)	Dec. 31,		Dec. 31,
	2014	2013	2014	2013
Net income	$62,678	$30,162	$126,452	$118,352

Net income available to common shareholders	$62,213	$30,162	$121,035	$113,483
Net income per diluted share available to common shareholders	$1.21	$0.48	$2.17	$1.81

RevPAR	$136.04	$123.39	$129.98	$120.89
RevPAR growth rate	10.3%		7.5%

Total RevPAR	$362.32	$331.26	$322.81	$297.22
Total RevPAR growth rate	9.4%		8.6%

Adjusted EBITDA	$77,682	$69,462	$291,080	$248,284
Adjusted EBITDA growth rate	11.8%		17.2%

Adjusted FFO (AFFO)	$54,094	$58,978	$199,916	$174,760
AFFO per diluted share	$1.05	$0.94	$3.58	$2.78
AFFO per diluted share growth rate	11.7%		28.8%

Fourth Quarter and Full Year Results (As Compared to Fourth Quarter and Full Year 2013)

•	Total Revenue in fourth quarter 2014 increased 9.6 percent to $291.6 million. Full year Total Revenue increased 9.1 percent to $1.04 billion.

•	Hospitality Revenue in fourth quarter 2014 increased 9.4 percent to $269.9 million. Full year Hospitality Revenue increased 8.6 percent to $954.2 million.

•	Net Income for fourth quarter 2014 was $62.7 million compared to $30.2 million in fourth quarter 2013. Net Income for fourth quarter 2014 included an income tax benefit of $1.1 million, a gain of $1.8 million on warrant settlements, and a gain of $26.1 million related to the previously announced sale of the Company’s rights pursuant to a letter of intent with The Peterson Companies (Peterson LOI). Net Income for fourth quarter 2013 included an income tax benefit of $12.1 million and $0.8 million in REIT conversion costs. Net Income for full year 2014 was $126.5 million compared to $118.4 million for full year 2013. Net Income for full year 2014 included an income tax benefit of $1.5 million, a loss of $4.2 million on warrant settlements and related call options on the convertible notes, and a gain of $26.1 million related to the previously announced sale of the Peterson LOI. Net Income for the full year 2013 included an income tax benefit of $92.7 million and $22.2 million of REIT conversion costs.

•	Net Income available to common shareholders for fourth quarter 2014 was $62.2 million compared to $30.2 million in fourth quarter 2013. Net Income available to common shareholders for fourth quarter 2014 also included a loss of $0.5 million on call spread and warrant modifications related to the convertible notes. Net Income available to common shareholders for full year 2014 was $121.0 million compared to $113.5 million for full year 2013. Net Income available to common shareholders for full year 2014 and 2013 also included a loss of $5.4 million and $4.9 million, respectively, on call spread and warrant modifications related to the convertible notes.

•	Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA, on a consolidated basis for fourth quarter 2014 increased 11.8 percent to $77.7 million. Adjusted EBITDA on a consolidated basis for full year 2014 increased 17.2 percent to $291.1 million.

•	Hospitality Adjusted EBITDA for fourth quarter 2014 increased 15.4 percent to $77.9 million. Hospitality Adjusted EBITDA for full year 2014 increased 16.7 percent to $285.9 million.

•	Adjusted Funds from Operations, or AFFO, in fourth quarter decreased 8.3 percent to $54.1 million compared to $59.0 million in fourth quarter 2013. AFFO in fourth quarter 2014 included an income tax benefit of $1.1 million compared to a benefit of $13.4 million in fourth quarter 2013. AFFO per diluted share in fourth quarter was $1.05 compared to $0.94 in fourth quarter 2013. AFFO excluding REIT conversion costs per diluted share in fourth quarter 2013 was $0.93. AFFO for full year 2014 increased 14.4 percent to $199.9 million compared to $174.8 million in full year 2013. AFFO for full year 2014 included an income tax benefit of $1.5 million, compared to a net benefit of $27.9 million in full year 2013. AFFO per diluted share in full year 2014 was $3.58 compared to $2.78 in full year 2013. Excluding tax-effected REIT conversion costs incurred in full year 2013 of $15.4 million, AFFO for full year 2014 increased 5.1 percent. AFFO excluding REIT conversion costs per diluted share in full year 2013 was $3.03.

•	Hospitality Revenue Per Available Room, or RevPAR, in fourth quarter 2014 increased 10.3 percent to $136.04. RevPAR for full year 2014 increased 7.5 percent to $129.98.

•	Hospitality Total RevPAR in fourth quarter 2014 increased 9.4 percent to $362.32. Hospitality Total RevPAR for full year 2014 increased 8.6 percent to $322.81.

•	Transient room nights in fourth quarter 2014 increased 7.9 percent to approximately 207,000 room nights, while transient Average Daily Rate, or ADR, increased 3.9 percent. Transient room nights for full year 2014 were in line with full year 2013 at approximately 580,000, while transient ADR increased 6.6 percent. Group room nights increased 5.1 percent for full year 2014, which led to less availability in 2014 for transient occupancy. In addition, there were approximately 36,000 room nights out of service at the Gaylord Texan in full year 2014 due to a now-completed room renovation project compared to 11,400 room nights out of service in full year 2013.

•	Cancellations in-the-year, for-the-year in fourth quarter 2014 increased 39.6 percent to approximately 7,000 group rooms. Cancellations in-the-year, for-the-year for full year 2014 decreased 52.4 percent to approximately 32,000 group rooms.

•	Attrition for groups that traveled in fourth quarter 2014 was 11.5 percent of contracted room block compared to 10.7 percent in fourth quarter 2013, and attrition and cancellation fees collected during fourth quarter 2014 were $2.3 million compared to $3.4 million in fourth quarter 2013. Attrition for groups that traveled during full year 2014 was 10.6 percent of contracted room block compared to 11.1 percent in full year 2013, and attrition and cancellation fees collected during full year 2014 were $8.9 million compared to $8.5 million in full year 2013.

•	Gross advanced group bookings in fourth quarter 2014 for all future periods increased 12.7 percent to approximately 870,000 room nights; net advanced group bookings in fourth quarter 2014 for all future periods increased 21.6 percent over fourth quarter 2013 to approximately 775,000 room nights. Gross advanced group bookings during full year 2014 for all future periods increased 5.1 percent over full year 2013 to approximately 2.3 million room nights; net advanced group bookings during full year 2014 for all future periods increased 14.0 percent to approximately 1.8 million room nights.

For the Company’s definitions of RevPAR, Total RevPAR, Adjusted EBITDA and Adjusted FFO, as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR,” “Non-GAAP Financial Measures,” “Revised Adjusted FFO Definition” and “Supplemental Financial Results” below.

Hospitality

Property-level results and operating metrics for fourth quarter 2014 and 2013 are presented in greater detail below and under “Supplemental Financial Results.” Highlights for the fourth quarter at each property include:

•	Gaylord Opryland RevPAR increased 14.3 percent to $140.18 for fourth quarter 2014 compared to fourth quarter 2013. Total RevPAR increased 12.9 percent to $341.12. Occupancy increased 5.6 percentage points to 80.1 percent, driven by an increase in corporate group room nights and strong transient demand related to holiday packaging and special events. Holiday offerings were also the main driver of outside-the-room spending in fourth quarter 2014. The strength in overall occupancy at the hotel coupled with a 6.3 percent increase in ADR led to an Adjusted EBITDA improvement of 27.3 percent to $26.5 million in fourth quarter 2014 compared to fourth quarter 2013. Adjusted EBITDA margin increased 330 basis points to 29.3 percent for the quarter.

•	Gaylord Palms RevPAR increased 1.1 percent to $126.51 compared to fourth quarter 2013. Total RevPAR increased 2.6 percent to $355.60 compared to fourth quarter 2013, with holiday offerings driving a majority of outside-the-room spending during fourth quarter 2014. Occupancy decreased slightly to 73.7 percent from 74.4 percent in fourth quarter 2013. ADR increased 2.2 percent to $171.68. Adjusted EBITDA decreased 17.2 percent to $11.5 million in fourth quarter 2014 compared to fourth quarter 2013, and Adjusted EBITDA margin decreased 600 basis points to 25.0 percent. A $3.1 million sales and marketing expense reimbursement from Osceola County related to the termination of the tax incentive agreement for the previously-planned expansion of the property realized in fourth quarter 2013 unfavorably impacted the year-over-year comparison for Adjusted EBITDA. Excluding the impact of the 2013 sales and marketing reimbursement, Adjusted EBITDA would have increased 6.0 percent in fourth quarter 2014.

•	Gaylord Texan RevPAR increased 8.7 percent to $136.87 in fourth quarter 2014 compared to fourth quarter 2013. An occupancy increase of 2.8 percentage points to 72.3 percent coupled with a favorable shift to corporate and high-rated transient room nights led to total RevPAR of $451.71, an increase of 13.0 percent compared to fourth quarter 2013. There were approximately 11,400 room nights out of service in fourth quarter 2013 due to the now-completed rooms renovation project. ADR increased 4.6 percent to $189.34 compared to fourth quarter 2013. Adjusted EBITDA increased 35.1 percent to $21.6 million compared to fourth quarter 2013, and Adjusted EBITDA Margin increased 560 basis points to 34.4 percent. Similar to the other properties, holiday offerings were the primary driver of outside-the-room spending during the fourth quarter.

•	Gaylord National RevPAR increased 11.5 percent to $143.62 in fourth quarter 2014 compared to fourth quarter 2013. Total RevPAR increased 6.1 percent to $366.46 compared to fourth quarter 2013. Occupancy increased by 4.9 percentage points to 66.9 percent due to an increase in group room nights and strong transient demand in December related to holiday offerings. Adjusted EBITDA increased 4.9 percent to $16.3 million in fourth quarter 2014 compared to fourth quarter 2013, and Adjusted EBITDA margin was relatively flat.

Reed continued, “Our hotels performed well in the fourth quarter, with strong gains in occupancy and Total RevPAR. December 2014 marked the end of the second full year of our operating agreement with Marriott, and we are encouraged and energized by the continued margin improvements we have seen within our hotels in recent quarters that are more in line with what we envisioned at the outset of our relationship. In this year of milestones, we were particularly pleased to see Gaylord Opryland cross the $100 million Adjusted EBITDA mark and end 2014 with $311.5 million in revenue. We continue to believe there is room for additional margin improvement across the brand and will work in partnership with Marriott to grow the business in the years to come.”

Entertainment (Opry and Attractions)

Revenue for the Entertainment (Opry and Attractions) segment rose 12.5 percent to $21.7 million in fourth quarter 2014 from $19.3 million in fourth quarter 2013. Adjusted EBITDA increased 47.2 percent to $6.2 million in fourth quarter 2014 from $4.2 million in fourth quarter 2013. Full year 2014 revenue increased 14.2 percent to $86.8 million while Adjusted EBITDA increased 37.0 percent to $27.5 million over full year 2013.

Reed continued, “A tremendous fourth quarter from both a revenue and Adjusted EBITDA perspective closed out another record year for the Entertainment (Opry and Attractions) segment, which reported its best-ever year for revenue and Adjusted EBITDA in 2014. We look forward to creating additional demand for these enduring Nashville icons in 2015 when our previously announced Ryman Auditorium renovation and tour experience opens to the public. This project remains within budget, and we are on target to unveil the finished product in the spring of 2015 in time to capture the full benefit of the summer tourism season.”

Corporate

Corporate and Other Adjusted EBITDA totaled a loss of $6.4 million in fourth quarter 2014 compared to a loss of $2.3 million in fourth quarter 2013. Full year 2014 Corporate and Other Adjusted EBITDA totaled a loss of $22.3 million compared to a loss of $16.8 million in full year 2013. Full year 2014 included an increase in employee benefit and consulting costs compared to full year 2013. In addition, during fourth quarter 2013, the cash-based deferred compensation plan for our board of directors was terminated and replaced with a new compensation plan based on restricted stock unit awards. The result of this plan change was a one-time $3.4 million non-cash charge to equity-based compensation, offset by a $3.4 million reversal of cash compensation cost, which positively impacted Adjusted EBITDA for the fourth quarter and full year 2013.

Development Update

The previously announced acquisition of a 192-room hotel at National Harbor closed in December 2014. The Company has contracted with Marriott to operate the property and re-brand the hotel under the AC Hotels by Marriott brand as AC Hotel Washington, D.C. at National Harbor (AC Hotel.). The Company expects the hotel to be closed through March 2015 as it undergoes renovation and repositioning.

Dividend Update

The Company paid its fourth quarter 2014 cash dividend of $0.55 per share of common stock on January 15, 2015 to stockholders of record on December 30, 2014. Including the fourth quarter cash dividend payment, the Company paid out a total of $2.20 per share of common stock for full year 2014.

Today, the Company declared its first quarter cash dividend of $0.65 per share of common stock payable on April 16, 2015 to stockholders of record on March 31, 2015. It is the Company’s current plan to distribute total 2015 annual dividends of approximately $2.60 per share in cash in equal quarterly payments in April, July, October, and January. To the extent that the expected regular quarterly dividends for 2015 do not satisfy the Company’s annual distribution requirements, the Company expects to satisfy the annual distribution requirement by paying a “catch up” dividend in January 2016. Any future dividend is subject to the board’s future determinations as to the amount of quarterly distributions and the timing thereof.

Revised Adjusted FFO Definition and Dividend Policy For 2015

Pursuant to discussions with shareholders and the analyst community, the Company is modifying its definition of Adjusted FFO beginning in 2015 to allow for comparability to our hospitality REIT peers. Beginning with 2015, Adjusted FFO will be calculated pursuant to the revised definition below and will not be reduced by capital expenditures. As a result, the Company’s dividend policy for 2015 has been modified. The new dividend policy reads, “The Company plans to pay a quarterly cash dividend to shareholders in an annualized amount equal to at least 50% of Adjusted Funds from Operations (Adjusted FFO) less maintenance capital expenditures, or 100% of REIT taxable income, whichever is greater.”

Warrant Update

In November 2014, the Company agreed with one of the warrant counterparties to cash settle 2.4 million warrants. The Company settled this repurchase in the fourth quarter for $65.0 million, funded by cash on hand and draws under the Company’s revolving credit facility, and recorded a $5.2 million loss on the change in the fair value of the warrants between the modification date and the settlement date, which is included in other gains and losses, net in the Company’s financial statements.

Pursuant to a December 2014 agreement with the two remaining warrant counterparties, the Company intends cash settle the remaining 4.7 million warrants, subject to market conditions, in the same manner as described above. The Company recorded a similar $7.1 million gain on the change in the fair value of these warrants between the modification date and December 31, which is included in other gains and losses, net in the Company’s financial statements. After the settlement of this transaction in the first quarter of 2015, no warrants will remain outstanding, effectively eliminating any potential equity dilution associated with these warrants. The Company is funding this repurchase through cash on hand and draws under the Company’s revolving credit facility.

Balance Sheet/Liquidity Update

As of December 31, 2014, the Company had total debt outstanding of $1,341.6 million and unrestricted cash of $76.4 million, resulting in net debt outstanding of $1,265.1 million. As of December 31, 2014, $984.5 million of borrowings were drawn under the Company’s credit facility, including the Term Loan B, and the lending banks had issued $2.3 million in letters of credit, which left $411.2 million of availability for borrowing under the credit facility.

Guidance

The following business performance outlook is based on current information as of February 26, 2015. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed continued, “We believe 2015 will be another strong year for our company. We entered 2015 with slightly more group room nights on the books than we had going into 2014, and we anticipate that the group segment will continue to strengthen. We also believe transient will continue its strong pacing. This strong demand growth, along with favorable supply dynamics in the markets in which we operate, should allow for improved pricing power and higher average daily rates for transient and in-the-year, for-the-year group room nights, which we are reflecting in anticipated RevPAR growth of 4.0% to 6.0% versus 2014. We expect outside-the-room spending to remain healthy; however, we do not anticipate the same level of growth year-over-year that we saw in 2014. As we examined each group on the books for 2015 compared to the same time entering 2014, we believe the outside-the-room spending, while solid, will grow at a more modest rate than what we experienced in 2014. Furthermore, recent enacted accounting changes for the hospitality industry, which became effective in January 2015, have realigned the accounting of certain revenue items. We estimate that the impact of these accounting changes will negatively impact our Total RevPAR growth by approximately 60 basis points. As such, we believe we will generate between 3.0% and 5.0% growth in Total RevPAR over 2014.

We are providing full year 2015 Adjusted EBITDA guidance for our Hospitality segment of $305.0 to $320.0 million and we anticipate Adjusted EBITDA margin will improve by 100 to 200 basis points. In addition, this Adjusted EBITDA guidance for our Hospitality segment includes the impact of initiating a room renovation project at Gaylord Opryland, which we believe will result in approximately 14,400 room nights out of service for 2015. For comparability purposes, we have not included the 192-room AC Hotel in our Hospitality RevPAR and Hospitality Total RevPAR guidance. We anticipate the AC Hotel will open by the end of the first quarter of 2015, and our partial-year Adjusted EBITDA guidance for this property is $2.0 to $3.0 million. Our 2015 Adjusted EBITDA guidance for the Entertainment (Opry and Attractions) segment is $29.0 to $32.0 million and Corporate & Other guidance for Adjusted EBITDA in 2015 is a loss of $23.0 to $22.0 million. As a result, our guidance for 2015 Adjusted EBITDA on a consolidated basis is $313.0 to $333.0 million.”

$ in millions, except per share figures	Guidance
	Full Year 2015
	Low	High
Hospitality RevPAR [1,2]	4.0%	6.0%
Hospitality Total RevPAR [1,2]	3.0%	5.0%
Hospitality Adjusted EBITDA Margin Change	+ 100 bps	+ 200 bps

Adjusted EBITDA
Hospitality [3,4]	$305.0	$320.0
AC Hotel	2.0	3.0
Entertainment (Opry and Attractions)	29.0	32.0
Corporate and Other	(23.0)	(22.0)

Consolidated Adjusted EBITDA	$313.0	$333.0

Adjusted FFO	$255.5	$275.5
Adjusted FFO per Diluted Share	$4.96	$5.34

Estimated Diluted Shares Outstanding	51.5	51.5

1.	Hospitality segment guidance for RevPAR and Total RevPAR does not include the AC Hotel.
2.	Includes impact of various accounting changes as stipulated by the industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition (the “USALI Eleventh Revised Edition”), which became effective January 2015.
3.	Estimated interest income of $12.0 million from Gaylord National bonds reported in hospitality segment guidance in 2015 and historical results in 2014.
4.	Hospitality segment guidance assumes approximately 14,400 room nights out of service in 2015 due to the renovation of rooms at Gaylord Opryland. The out of service rooms do not impact total available room count for calculating hotel metrics (e.g., RevPAR and Total RevPAR).

For our definitions of RevPAR, Total RevPAR, Adjusted EBITDA and Adjusted FFO as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income, and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR,” “Non-GAAP Financial Measures,” “Revised Adjusted FFO Definition,” “Supplemental Financial Results” and “Reconciliation of Forward-Looking Statements” below.

Earnings Call Information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings and Webcasts) at least 15 minutes prior to the call to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be available for at least 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, D.C. at National Harbor, a 192-room hotel opening in March 2015. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and 650 AM WSM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, the effect of the Company’s election of REIT status, estimated capital expenditures, out-of-service rooms, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes commencing with the year ended December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the Company’s ability to continue to realize cost savings and revenue enhancements from the REIT conversion and the Marriott transaction and to realize improvements in performance, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreements. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage and other ancillary services revenue by room nights available to guests for the period.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance: Adjusted EBITDA and Adjusted FFO, as described above.

To calculate Adjusted EBITDA, we determine EBITDA, which represents net income (loss) determined in accordance with GAAP, plus loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (income) loss from unconsolidated entities; interest expense; and depreciation and amortization, less interest income. Adjusted EBITDA is calculated as EBITDA plus preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains (and losses); (gains) and losses on warrant settlements; (gain) on sale of Peterson LOI; REIT conversion costs and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA and a reconciliation of segment operating income to segment Adjusted EBITDA are set forth below under “Supplemental Financial Results.” The losses on the call spread and warrant modifications related to our convertible notes and warrant repurchases do not result in a charge to net income; therefore, Adjusted EBITDA does not reflect the impact of these losses.

Revised Adjusted FFO Definition

We calculate Adjusted FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, and gains and losses from sales of property; plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses; we also exclude written-off deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing cost, gains (losses) on extinguishment of debt and warrant settlements and gain on the sale of Peterson LOI. For periods prior to 2015, we also deducted capital expenditures. We also exclude the effect of the non-cash income tax benefit relating to the REIT conversion. We have presented Adjusted FFO both excluding and including REIT conversion costs. We believe that the presentation of Adjusted FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of net income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.” The losses on the call spread and warrant modifications related to our convertible notes and warrant repurchases do not result in a charge to net income; therefore, Adjusted FFO does not reflect the impact of these losses.

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our net income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com; dzacchei@sloanepr.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2014	2013	2014	2013
Revenues :
Rooms	$101,349	$91,927	$384,185	$357,313
Food and beverage	100,401	96,650	412,061	382,340
Other hotel revenue	68,181	58,216	157,920	138,856
Opry and Attractions	21,681	19,277	86,825	76,053

Total revenues	291,612	266,070	1,040,991	954,562

Operating expenses:
Rooms	30,188	28,829	116,103	106,849
Food and beverage	63,610	59,579	248,358	237,153
Other hotel expenses	97,946	91,283	307,597	295,152
Management fees	4,666	4,206	16,151	14,652

Total hotel operating expenses	196,410	183,897	688,209	653,806
Opry and Attractions	15,576	15,202	59,815	56,528
Corporate	7,866	7,291	27,573	26,292
REIT conversion costs	—	807	—	22,190
Casualty loss	—	(21)	—	54
Preopening costs	11	—	11	—
Impairment and other charges	—	1,619	—	2,976
Depreciation and amortization	28,010	27,549	112,278	116,528

Total operating expenses	247,873	236,344	887,886	878,374

Operating income	43,739	29,726	153,105	76,188

Interest expense, net of amounts capitalized	(13,170)	(14,982)	(61,447)	(60,916)
Interest income	3,005	3,144	12,075	12,267
Income from unconsolidated companies	—	—	—	10
Loss on extinguishment of debt	—	—	(2,148)	(4,181)
Other gains and (losses), net	28,059	82	23,415	2,447

Income before income taxes	61,633	17,970	125,000	25,815

Benefit for income taxes	1,096	12,136	1,467	92,662

Income from continuing operations	62,729	30,106	126,467	118,477

Income (loss) from discontinued operations, net of taxes	(51)	56	(15)	(125)

Net income	62,678	30,162	126,452	118,352

Loss on call spread and warrant modifications related to convertible notes	(465)	—	(5,417)	(4,869)

Net income available to common shareholders	$62,213	$30,162	$121,035	$113,483

Basic net income per share available to common shareholders:
Income from continuing operations	$1.22	$0.60	$2.38	$2.22
Income from discontinued operations, net of taxes	—	—	—	—

Net income	$1.22	$0.60	$2.38	$2.22

Fully diluted net income per share available to common shareholders:
Income from continuing operations	$1.21	$0.48	$2.17	$1.81
Income from discontinued operations, net of taxes	—	—	—	—

Net income	$1.21	$0.48	$2.17	$1.81

Weighted average common shares for the period:
Basic	51,026	50,527	50,861	51,174
Diluted (1)	51,483	62,458	55,880	62,810

(1)	Represents GAAP calculation of diluted shares and does not consider anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months ended December 31, 2013, the purchased call options effectively reduce dilution by approximately 6.4 million shares of common stock. For the twelve months ended December 31, 2014 and 2013, the purchased call options effectively reduce dilution by approximately 4.5 million and 6.3 million shares of common stock, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Dec. 31,	Dec. 31,
	2014	2013
ASSETS:
Property and equipment, net of accumulated depreciation	$2,036,261	$2,067,997
Cash and cash equivalents - unrestricted	76,408	61,579
Cash and cash equivalents - restricted	17,410	20,169
Notes receivable	149,612	148,350
Trade receivables, net	45,188	51,782
Deferred financing costs	21,646	19,306
Prepaid expenses and other assets	66,621	55,446

Total assets	$2,413,146	$2,424,629

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,341,555	$1,154,420
Accounts payable and accrued liabilities	166,848	157,339
Deferred income taxes	14,284	23,117
Deferred management rights proceeds	183,423	186,346
Dividends payable	29,133	25,780
Derivative liabilities	134,477	—
Other liabilities	142,019	119,932
Stockholders’ equity	401,407	757,695

Total liabilities and stockholders’ equity	$2,413,146	$2,424,629

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2014		2013		2014		2013
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$291,612		$266,070		$1,040,991		$954,562
Net income	$62,678		$30,162		$126,452		$118,352
(Gain) loss from discontinued operations, net of taxes	51		(56)		15		125
Benefit for income taxes	(1,096)		(12,136)		(1,467)		(92,662)
Other (gains) and losses, net	(28,059)		(82)		(23,415)		(2,447)
Net loss on the extinguishment of debt	—		—		2,148		4,181
Income from unconsolidated companies	—		—		—		(10)
Interest expense, net	10,165		11,838		49,372		48,649
Depreciation & amortization	28,010		27,549		112,278		116,528

EBITDA	71,749	24.6%	57,275	21.5%	265,383	25.5%	192,716	20.2%
Preopening costs	11		—		11		—
Non-cash lease expense	1,370		1,399		5,481		5,595
Equity-based compensation	1,554		5,157		5,773		10,095
Impairment charges	—		1,619		—		2,976
Interest income on Gaylord National bonds	2,998		3,144		12,054		12,263
Other gains and (losses), net	28,058		82		23,415		2,447
Gain on Peterson LOI	(26,135)		—		(26,135)		—
(Gain) loss on warrant settlements	(1,822)		—		4,243		—
(Gain) loss on disposal of assets	(101)		—		855		(52)
Casualty loss	—		(21)		—		54
REIT conversion costs	—		807		—		22,190

Adjusted EBITDA	$77,682	26.6%	$69,462	26.1%	$291,080	28.0%	$248,284	26.0%

Hospitality segment
Revenue	$269,931		$246,793		$954,166		$878,509
Operating income	$47,491		$36,024		$162,524		$111,133
Depreciation & amortization	26,019		25,219		103,422		103,147
Preopening costs	11		—		11		—
Non-cash lease expense	1,370		1,399		5,481		5,595
Impairment charges	—		1,469		—		2,826
Interest income on Gaylord National bonds	2,998		3,144		12,054		12,263
Other gains and (losses), net	—		82		2,377		2,447
Gain on disposal of assets	—		—		—		(52)
REIT conversion costs	—		184		—		7,597

Adjusted EBITDA	$77,889	28.9%	$67,521	27.4%	$285,869	30.0%	$244,956	27.9%

Opry and Attractions segment
Revenue	$21,681		$19,277		$86,825		$76,053
Operating income	$4,830		$2,542		$21,752		$13,877
Depreciation & amortization	1,275		1,366		5,258		5,368
Equity-based compensation	133		163		519		575
Impairment charges	—		150		—		150
Other gains and (losses), net	—		—		152		—
Gain on disposal of assets	—		—		(152)		—
Casualty loss	—		(95)		—		(95)
REIT conversion costs	—		112		—		225

Adjusted EBITDA	$6,238	28.8%	$4,238	22.0%	$27,529	31.7%	$20,100	26.4%

Corporate and Other segment
Operating loss	$(8,582)		$(8,840)		$(31,171)		$(48,822)
Depreciation & amortization	716		964		3,598		8,013
Equity-based compensation	1,421		4,994		5,254		9,520
Other gains and (losses), net	28,058		—		20,886		—
Gain on Peterson LOI	(26,135)		—		(26,135)		—
(Gain) loss on warrant settlements	(1,822)		—		4,243		—
(Gain) loss on disposal of assets	(101)		—		1,007		—
Casualty loss	—		74		—		149
REIT conversion costs	—		511		—		14,368

Adjusted EBITDA	$(6,445)		$(2,297)		$(22,318)		$(16,772)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2014	2013	2014	2013
Consolidated
Net income (1)	$62,678	$30,162	$126,452	$118,352
Depreciation & amortization	28,010	27,549	112,278	116,528
Losses on sale of real estate assets	—	—	—	(52)

FFO	90,688	57,711	238,730	234,828

Capital expenditures (2)	(11,437)	(7,755)	(40,356)	(29,801)
Non-cash lease expense	1,370	1,399	5,481	5,595
Impairment charges	104	1,618	104	3,527
Gain on Peterson LOI	(26,135)	—	(26,135)	—
Loss on extinguishment of debt	—	—	2,148	4,181
(Gain) loss on warrant settlements	(1,822)	—	4,243	—
(Gain) loss on other assets	(101)	—	1,007	—
Write-off of deferred financing costs	—	—	—	1,845
Amortization of deferred financing costs	1,427	1,442	5,959	5,525
Amortization of debt discounts	—	3,273	8,735	13,816
Noncash tax benefit resulting from REIT conversion	—	1,290	—	(64,756)

Adjusted FFO (1)	$54,094	$58,978	$199,916	$174,760

REIT conversion costs (tax effected)	—	(914)	—	15,414

Adjusted FFO excluding REIT conversion costs (1)	$54,094	$58,064	$199,916	$190,174

FFO per basic share	$1.78	$1.14	$4.69	$4.59
Adjusted FFO per basic share	$1.06	$1.17	$3.93	$3.42
Adjusted FFO (excl. REIT conversion costs) per basic share	$1.06	$1.15	$3.93	$3.72

FFO per diluted share (3)	$1.76	$0.92	$4.27	$3.74
Adjusted FFO per diluted share (3)	$1.05	$0.94	$3.58	$2.78
Adjusted FFO (excl. REIT conversion costs) per diluted share (3)	$1.05	$0.93	$3.58	$3.03

(1)	As the impact of the loss on the call spread and warrant modifications related to our convertible notes does not represent a charge to net income, net income, Adjusted FFO and Adjusted FFO excluding REIT conversion costs do not include this loss.
(2)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.
(3)	The GAAP calculation of diluted shares does not consider anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months ended December 31, 2013, the purchased call options effectively reduce dilution by approximately 6.4 million shares of common stock. For the twelve months ended December 31, 2014 and 2013, the purchased call options effectively reduce dilution by approximately 4.5 million and 6.3 million shares of common stock, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2014	2013	2014	2013
HOSPITALITY OPERATING METRICS:
Hospitality Segment

Occupancy	74.2%	70.3%	73.3%	70.7%
Average daily rate (ADR)	$183.24	$175.48	$177.27	$170.89
RevPAR	$136.04	$123.39	$129.98	$120.89
OtherPAR	$226.28	$207.87	$192.83	$176.33
Total RevPAR	$362.32	$331.26	$322.81	$297.22

Revenue	$269,931	$246,793	$954,166	$878,509
Adjusted EBITDA	$77,889	$67,521	$285,869	$244,956
Adjusted EBITDA Margin	28.9%	27.4%	30.0%	27.9%

Gaylord Opryland

Occupancy	80.1%	74.5%	76.2%	72.8%
Average daily rate (ADR)	$174.94	$164.63	$167.53	$158.24
RevPAR	$140.18	$122.63	$127.60	$115.17
OtherPAR	$200.94	$179.56	$168.49	$152.07
Total RevPAR	$341.12	$302.19	$296.09	$267.24

Revenue	$90,446	$80,125	$311,461	$281,118
Adjusted EBITDA	$26,539	$20,850	$100,181	$82,181
Adjusted EBITDA Margin	29.3%	26.0%	32.2%	29.2%

Gaylord Palms

Occupancy	73.7%	74.4%	75.6%	75.3%
Average daily rate (ADR)	$171.68	$168.05	$169.80	$164.42
RevPAR	$126.51	$125.10	$128.29	$123.74
OtherPAR	$229.09	$221.65	$216.26	$201.26
Total RevPAR	$355.60	$346.75	$344.55	$325.00

Revenue	$45,996	$44,853	$176,818	$166,785
Adjusted EBITDA	$11,493	$13,888	$48,900	$44,572
Adjusted EBITDA Margin	25.0%	31.0%	27.7%	26.7%

Gaylord Texan

Occupancy	72.3%	69.5%	70.9%	71.3%
Average daily rate (ADR)	$189.34	$181.08	$182.23	$172.74
RevPAR	$136.87	$125.88	$129.12	$123.18
OtherPAR	$314.84	$273.70	$237.92	$215.43
Total RevPAR	$451.71	$399.58	$367.04	$338.61

Revenue	$62,793	$55,547	$202,430	$186,747
Adjusted EBITDA	$21,594	$15,981	$63,724	$51,680
Adjusted EBITDA Margin	34.4%	28.8%	31.5%	27.7%

Gaylord National

Occupancy	66.9%	62.0%	69.6%	64.5%
Average daily rate (ADR)	$214.62	$207.54	$205.04	$205.56
RevPAR	$143.62	$128.75	$142.72	$132.49
OtherPAR	$222.84	$216.63	$201.73	$186.65
Total RevPAR	$366.46	$345.38	$344.45	$319.14

Revenue	$67,295	$63,422	$250,948	$232,508
Adjusted EBITDA	$16,253	$15,492	$68,728	$63,044
Adjusted EBITDA Margin	24.2%	24.4%	27.4%	27.1%

The Inn at Opryland (1)

Occupancy	78.7%	69.9%	72.7%	68.9%
Average daily rate (ADR)	$110.21	$107.06	$111.15	$107.57
RevPAR	$86.74	$74.88	$80.77	$74.15
OtherPAR	$35.23	$30.92	$32.33	$29.42
Total RevPAR	$121.97	$105.80	$113.10	$103.57

Revenue	$3,401	$2,846	$12,509	$11,351
Adjusted EBITDA	$2,010	$1,310	$4,336	$3,479
Adjusted EBITDA Margin	59.1%	46.0%	34.7%	30.6%

(1)	Includes other hospitality revenue and expense.

Ryman Hospitality Properties, Inc. and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

and Adjusted Funds From Operations (“AFFO”) reconciliation:

	2015 GUIDANCE RANGE FOR FULL YEAR 2015
	Low	High
Ryman Hospitality Properties, Inc.
Net Income	$111,000	$131,000
Provision (benefit) for income taxes	2,500	2,500
Other (gains) and losses, net	(2,500)	(2,500)
Loss on warrant settlements	16,000	16,000
Interest expense	54,000	54,000
Interest income	(12,000)	(12,000)

Operating Income	169,000	189,000
Depreciation and amortization	117,000	117,000

EBITDA	286,000	306,000
Non-cash lease expense	5,500	5,500
Preopening expense	1,000	1,000
Equity based compensation	6,000	6,000
Other gains and (losses), net	2,500	2,500
Interest income	12,000	12,000

Adjusted EBITDA	$313,000	$333,000

Hospitality Segment [1]
Operating Income	$178,500	$194,500
Depreciation and amortization	107,500	107,500

EBITDA	286,000	302,000
Non-cash lease expense	5,500	5,500
Preopening expense	1,000	1,000
Equity based compensation	—	—
Other gains and (losses), net	2,500	2,500
Interest income	12,000	12,000

Adjusted EBITDA	$307,000	$323,000

Entertainment (Opry and Attractions) Segment
Operating Income	$23,000	$26,000
Depreciation and amortization	5,500	5,500

EBITDA	28,500	31,500
Equity based compensation	500	500

Adjusted EBITDA	$29,000	$32,000

Corporate and Other Segment
Operating Income	$(32,500)	$(31,500)
Depreciation and amortization	4,000	4,000

EBITDA	(28,500)	(27,500)
Equity based compensation	5,500	5,500

Adjusted EBITDA	$(23,000)	$(22,000)

Ryman Hospitality Properties, Inc.
Net income	$111,000	$131,000
Depreciation & amortization	117,000	117,000
Non-cash lease expense	5,500	5,500
Amortization of DFC	6,000	6,000
Loss on warrant settlements	16,000	16,000

Adjusted FFO	$255,500	$275,500

1	Hospitality includes AC Hotel